Exhibit No. 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated AmSurg Corp. 2014 Stock and Incentive plan, AmSurg Corp. 2006 Stock Incentive Plan, as amended, Amended and Restated CDRT Holding Corporation Stock Incentive Plan, and Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan of Envision Healthcare Corporation of our reports dated February 29, 2016, with respect to the consolidated financial statements of Envision Healthcare Holdings, Inc. and the effectiveness of internal control over financial reporting of Envision Healthcare Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Denver, Colorado

December 5, 2016